EXHIBIT 99.1

Havertys Elects Michael R. Cote to Board of Directors
Atlanta, Georgia, November 10, 2022 – HAVERTYS (NYSE: HVT and HVT.A) announced today the election of Michael R. Cote to the company’s board of directors. A proven leader with a customer-focused philosophy, Cote joins the board as a director, effective Nov. 11, and will serve on the board’s audit committee.
Cote retired in 2021 as chief executive officer and as a member of the board of directors of Secureworks (NASDAQ:SCWX), a global leader in cybersecurity and a subsidiary of Dell Technologies.
“Mike is a tremendous addition to our board, with his leadership experience in cybersecurity and entrepreneurial spirit, he brings valuable expertise and perspectives as we grow,” said Clarence H. Smith, chairman and chief executive officer.
Cote was elected Secureworks’ CEO in 2002 and served as chairman from 2002 to 2011 through its acquisition by Dell in 2011. Prior to joining Secureworks, he held executive positions with Talus Solutions, a pricing and revenue management software firm and MSI solutions, a web application development and systems integration company. He is chairman of the board of Nitel and serves on the board of Palmetto Technology Group, the board of Children’s Healthcare of Atlanta, the board of regents at Boston College, the advisory board of the Georgia Tech School of Cybersecurity and Privacy, and the board of trustees at Marist School.
About Havertys

Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 121 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

Contact:
Havertys 404-443-2900
Jenny Hill Parker
SVP, Finance, and Corporate Secretary

SOURCE:  Havertys